EXHIBIT 10.1

Separation Agreement between C. David Bowers and Nu Horizons Electronics Corp.
dated as of December 5, 2008.

December 5, 2008

Charles David Bowers
1760 Dean Street
Brooklyn, NY  11233

Dear David:

This will confirm our discussion about your separation from employment with Nu Horizons Electronic Corp. (the "Company") on mutually agreeable terms as set forth below. You and the Company agree that this Agreement represents the full and complete agreement concerning your separation from employment with the Company.

1.      Last Day of Work.  You hereby resign as an executive officer of the Company effective as of the date you sign this Agreement. You will continue to serve as an employee of the Company through and including your last day of work  on April 3, 2009.  At that time, you must return any and all Company property including, but not limited to, documents, electronic files, cell phones, blackberries, credit cards, keys, etc.   You agree that you will not keep copies of the Company's property, its documents or any of its confidential or proprietary information and if you have any of the foregoing as of your last day of work, you will return the same to the Company.

2.      Transition.  You agree that between December 8, 2008 and April 3, 2009, you will be available, upon no more than two (2) business days’ notice, to respond to questions and to provide assistance to the Company, whether by telephone or in person, concerning all matters you worked on during your employment.  During that period, you will receive salary of an aggregate $135,217.75.  Initially, you will receive a lump sum payment of $27,661.52 on the eighth (8th) day after you originally signed the Agreement providing you have not revoked the Agreement.  Then, providing you have not revoked the Agreement, effective for the week of December 12, 2008 and ending on April 3, 2009, you will receive payments in accordance with Nu Horizon’s regular payroll practices for executive employees at a rate of pay of $6,326.84 per week; however, the first weekly payment shall be payable at the same time as the lump sum payment described in the preceding sentence.

3.      Severance.  Providing this Agreement becomes effective and you abide by its terms, you will receive $189,805.20, representing thirty (30) weeks of salary at a rate of pay of $6,326.84 per week (the “Severance Payments”).  The Severance Payments shall be made in accordance with Nu Horizon’s regular payroll practices for executive employees.

4.      Withholding on Payments.  Taxes and other withholding amounts, as required by law, will be deducted from all payments to you.

5.      Benefits.  Your employee benefits (including medical, dental, vision, group life insurance, short and/or long term disability insurance, 40IK, and life insurance) shall end on March 31, 2009; however, to the extent that you own any then-exercisable options to purchase shares of the Company’s common stock, you may still exercise them to the extent permitted by the terms of such options and the stock incentive plan(s) under which they were granted.  After your Company-provided benefits end, you may continue medical, dental and hospitalization insurance coverage at your own expense pursuant to a federal law known as COBRA.   Information on COBRA has been mailed to you.  Provided that you sign this Agreement, the Company will pay your medical, dental and hospitalization insurance coverage through COBRA through and including October 31, 2009.  At that time you will be able to continue your coverage at your own expense for an additional twelve (12) months.  To be eligible for such coverage, you must complete the COBRA enrollment forms and return them as soon as possible.

6.      Acknowledgments.  You understand and agree that without this agreement, you would not otherwise be entitled to the payments and benefits specified in paragraphs 3 and 5.   Further, by signing this Agreement, you agree that you are not entitled to any other payments and/or benefits that are not specifically listed in this Agreement.

7.      General Release of All Claims.  In exchange for the payments and benefits outlined above and the Company's promises set forth in this Agreement, on behalf of yourself (and your heirs, successors and assigns), you hereby release the Company, and any and all of its respective subsidiaries, affiliates, divisions and each of its respective officers, managers, owners, attorneys, employees, agents, successors and assigns, including, but not limited to, Arthur Nadata and Richard Schuster, as well as their respective  heirs, successors and  assigns (hereinafter collectively "Releasees"),  from any and  all  legal, equitable or other claims, counterclaims, demands, setoffs, defenses, contracts, accounts, suits, debts, agreements, actions, causes of action, sums of money, reckonings, bonds, bills, specialties, covenants, promises, variances, trespasses, damages, extents, executions, judgments, findings, controversies and disputes, and any past, present or future duties, responsibilities, or obligations, existing from the beginning of the world through the date hereof, which are now known or unknown, including but not limited to the following:

a.
any and all  such claims or counterclaims alleging or sounding in discrimination, harassment, retaliation, failure to accommodate, breach of contract, breach of any implied covenant of good faith, piercing the corporate veil, whistleblowing, corporate fraud, accounting, tort, defamation, libel, slander, injurious falsehood, public policy, assault, battery, intentional or negligent infliction of emotional distress, attorneys' fees, indemnification, and all claims for compensatory, punitive, and liquidated damages; and

b.
any and all claims under any and all federal, state or local laws including, but not limited to claims under the fair employment practice laws or other employment related laws of the United States, New York and all jurisdictions, states, municipalities and localities, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e et  seq., the Civil Rights Act of 1991; the Age Discrimination in Employment Act, 29 U.S.C. §§621-634; the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq., and the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601 ct seq., the Civil Rights Act of 1866. 42 U.S.C.  §§ 1981, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq., the Sarbanes Oxley Act of 2002, the National Labor Relations Act, 29 U.S.C.  § 151, et seq., the Fair Labor Standards Act, 29 U.S.C. §§201, et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§1001-1461, New York Labor Law, the New York State Human Rights Law, the New York Executive Law §290 et seq., and the New York Worker's Compensation Law; and

d.	any and all claims under all other employee relations, labor, corporate and commercial statutes, executive orders, laws, rules and/or regulations; and

e.
any and all claims for wages, bonuses, commissions, vacation pay, employee fringe benefits, reimbursement of expenses, monetary and/or equitable relief, punitive and compensatory relief, and/or attorneys' fees and/or costs.

8.      Confidential Information.  You agree that you shall not publish, use or disclose Confidential Information to any entity, organization or person.  "Confidential Information" means any and all information, whether written or verbal, (other than information that is public knowledge or readily available to the public), which relates to the business operations, products, computer software data, documentation, processes, business plans, purchasing, marketing, customers, prospective customers, trade secrets, finances or suppliers of the Company, including, but not limited to the following (a) financial information and data; (b) information pertaining to personnel and compensation; (c) marketing plans and related information; (d) the names, addresses, contact information and practices of customers, prospective customers, vendors and suppliers; (e) business methods, techniques, plans, computer programs and files, know-how, improvements, trade secrets, concepts or writings; (f) any data relating to business contacts, vendor lists or supplier matters; (g) any technical data, marketing and business data, pricing and cost information, business and marketing plans; (h) any information that the Company has received from a third party and is obligated to treat as confidential; (i) all other confidential information of, about, or concerning the Company and (j) all analyses, compilations, forecasts, studies and other documents by whomsoever prepared which contain any of the foregoing information or data.

9.      Restrictive Covenants.  Through and including October 31, 2009, you agree that you shall not directly or indirectly (a) have an ownership interest in, manage, operate, control, solicit business or otherwise be involved the management, operation, or control of any Competitive Business; (b) perform any work or services (either as an employee, independent contractor or consultant) for any Competitive Business; (c) solicit or accept business from or perform any work or services for (either as an employee, independent contractor or consultant), any Customer, Supplier, Potential Customer or Potential Supplier; (d) solicit, induce, or attempt to induce any Customer, Potential Customer, Supplier or Potential Supplier  to do business with any Competitive Business; or (e) solicit, encourage, induce or attempt to induce any employee of the Company to leave his or her employment.

For purposes of this Agreement, (a) “Competitive Business” means any business entity that (i) distributes advanced technology semiconductor, display, illumination, power and system solutions to commercial original equipment manufacturers (OEMs) and electronic manufacturing services providers (EMS); and (ii) designs, manufactures and sells passive components; (b) “Customer” means a person or entity to whom the Company has sold product or performed services during the two-year period prior to your last day of work; (c) “Supplier”  means a person or entity from whom the Company has sold or purchased product or services during the two-year period prior to your last day of work and (d) “Potential Customer ” or “Potential Supplier” means a person or entity to whom the Company submitted a proposal for the sale or purchase of products or services, as the case may be, during said two year period.

10.    Claims/Potential Litigation.  At the Company’s request, you agree to cooperate fully with the Company in any litigation, administrative proceeding, investigation or inquiry that involves the Company about which you may have knowledge or information, including, but not limited to, the U.S. Securities and Exchange Commission's ("SEC") investigation entitled "In the Matter of Vitesse Semiconductor" and the related internal investigation being conducted at the direction of the Company's Audit Committee.  This cooperation will include, but not be limited to, the following:  (1) if you are asked to appear for an interview, you will do so within five (5) business days of the request; (2) you will answer all questions truthfully concerning the Company and your work for the Company; (3) you will produce all non-privileged documents you are asked to produce; (4) you will appear for depositions and/or at trial related to any claim, action or litigation in which the Company is, or may become, a party; and (5) you will meet with representatives of the Company and/or its counsel to assist in preparation for such depositions and/or trials.  If you are participating at the Company’s request and legal counsel is required, the Company will provide such legal counsel pursuant to the April 28, 2008 letter signed on November 19, 2008 with effective date as of April 28, 2008 regarding counsel fees, and then, only to the extent permissible by law.

You hereby represent and agree that you will fully cooperate with, and provide truthful testimony in, any governmental investigation involving the Company or your employment with the Company.  Furthermore, nothing in this Agreement shall prohibit you from responding to a valid subpoena or court order provided that you notify the Company of such subpoena or court order within two (2) business days of receipt in order to allow the Company an opportunity to seek a protective order or other relief limiting or barring such disclosure.

11.    Subsequent Discoveries.  As part of this Agreement, you represent and warrant that you have not knowingly participated in any violation of law or regulation in the course of performing services for the Company.  In the event that the Company discovers that, in the course of your performance of services for the Company, you knowingly committed or knowingly participated in any violation of law or regulation, you agree and undertake to repay to the Company all monies paid to you pursuant to paragraph 3 of this Agreement, and you further waive and forfeit any claim for any monies still due and payable to you pursuant to paragraph 3.  In the event that the SEC or any other United States or foreign criminal or regulatory authority files criminal, civil, administrative or other regulatory proceedings against you for any reason related to your performance of services for the Company, you acknowledge and agree that such action will suspend and toll any further obligations that the Company may have under this Agreement.  Such suspension or tolling shall remain in effect pending final resolution, including final exhaustion of any appellate remedies in such proceedings.  In the event that you are convicted of or plead nolo contendere to a crime or subject to a finding by a regulatory authority (including, but not limited to, the SEC) that you violated U.S. laws or regulations or the laws or regulations of a foreign country in the course of your performance of services for the Company, then: (1) the Company shall be relieved of all of its obligations under this Agreement; (2) you agree and undertake to repay to the Company all monies paid pursuant to Paragraph 3 herein, excluding any monies previously repaid; and (3) you further waive and forfeit any claim for any monies still due and payable and any benefits to be provided under this Agreement.

12.    Non-admission of Wrongdoing.  By entering into this Agreement, neither you nor the Company, its owners, parents, subsidiaries, affiliates, officers, managers, employees or agents, admit any wrongdoing or violation of law.

13.    Changes to the Agreement. This Agreement may not be changed unless the changes are in writing and signed by you and an authorized representative of the Company.

14.    Jurisdiction and Applicable Law.  This Agreement arises out of employment within the State of New York and it shall in all respects be interpreted, enforced and governed under the laws of the State of New York.

15.    Entire Agreement.  This Agreement contains the entire agreement between you and the Company relating to your employment and termination of your employment and replaces any prior agreements or understandings between you and the Company relating to your employment or separation.

16.    Waiver. By signing this Agreement, you acknowledge that:

a)	You have carefully read, and understand, this Agreement;

b)	You have been given at least 21 days to consider your rights and obligations under this Agreement and to consult with an attorney;

c)	You have been advised to consult with an attorney and/or any other advisors of your choice before signing this Agreement;

d)	You understand that this Agreement is LEGALLY BINDING and by signing it you give up certain rights;

e)	You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;

f)
You knowingly and voluntarily release the Company and its parents, subsidiaries, affiliates, officers, directors, agents, or employees from any and all claims you may have, known or unknown, in exchange for the payments and benefits you have obtained by signing, and that these payments and benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement;

g)	The General Release in this Agreement includes a WAIVER OF ALL RIGHTS AND CLAIMS you may have under the Age Discrimination In Employment Act of 1967 (29 LJ.S.C. §621 et seq.); and

h)	This Agreement does not waive any rights or claims that may arise after this Agreement is signed and becomes effective.

17.    Return Of Signed Agreement.  You should return the signed Agreement to Nancy Lieberman, Esq., at Farrell Fritz, P.C., 1320 RexCorp Plaza, Uniondale, New York no later than December 12, 2008.

18.    Effective Date. You have seven (7) days from the date you sign this Agreement to change your mind. If you change your mind, you must send written notice of your decision to me at 70 Maxess Road, Melville, New York 11747, so that I RECEIVE your revocation no later than the eighth (8th) day after you originally signed the Agreement. You should understand that the Company will not be required to provide the payments and benefits set forth in paragraphs 3 and 6 unless this Agreement becomes effective.

Very truly yours,

/s/ Arthur Nadata
Arthur Nadata, Chairman & CEO

Agreed and Accepted:

/s/ C. David Bowers		12 - 5 - 08
Charles David Bowers		Date

STATE OF New York	)
: ss.:
COUNTY OF Suffolk	)

On the 5th day of December, 2008 before me personally came Charles David Bowers, to me known and known to me to be the individual described in, and who executed, the above Agreement, and duly acknowledged to me that he executed the same.

/s/ Julie A. Augustine
        Notary Public